Dresser-Rand Reports First Quarter 2013 Diluted EPS of $0.43

Sales and Net Income Up 16% and 39%, respectively, compared to Prior Year

Reiterates Operating Income and Bookings Guidance for the Full Year

HOUSTON, April 25, 2013 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	Three months ended March 31,
	(Unaudited)
	2013	2012
Total revenues	$766.4	$661.8
Income from operations	$65.5	$51.7
Interest expense, net	($14.3)	($16.3)
Other (expense) income, net	($1.0)	$0.1
Income before income taxes	$50.2	$35.5
Net income attributable to Dresser-Rand	$32.9	$23.6
Diluted EPS	$0.43	$0.31
Shares used to compute EPS (000)	76,749	76,049
Other information:
Total bookings	$667.8	$827.0
Total backlog	$2,863.7	$2,746.8

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $32.9 million, or $0.43 per diluted share, for the first quarter 2013, compared with net income of $23.6 million, or $0.31 per diluted share, for the first quarter 2012.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Our first quarter 2013 financial results were generally in-line with our expectations, with good earnings and aftermarket bookings set against light new units bookings. Additionally, while net working capital increased at quarter end to approximately 13.5% of trailing twelve months sales, looking at scheduled commitments and anticipated receipts from clients, we continue to expect that the average for the year will be at or below 10% of 2013 sales as previously guided.

"We have a strong backlog of new unit orders scheduled to ship this year and our aftermarket bookings, especially the increase in parts orders, give us a solid start to the year. As new unit bookings start to ramp up in the second quarter and then over the remainder of the year, we believe we are well positioned for the future.

"Income from operations of $65.5 million was up 27% from year ago levels and slightly above the midpoint of our guidance. Aftermarket bookings of $399 million were strong, while our new unit bookings of $269 million were, as previously disclosed, well below the run-rate implied in our full year bookings guidance, reflecting client delays in placing several major orders.

"As previously guided, we expect to see improved operating margins commensurate with the increase in volume over the balance of the year and, as a result, we are reiterating our full year operating income guidance of $450 to $530 million with a bias toward the lower half of the range. Similarly, we are reiterating bookings guidance for new units and aftermarket parts and services in the range of $1.8 to $2.0 billion and $1.6 to $1.8 billion, respectively.

Bookings of $667.8 million for the first quarter 2013 were 19% lower than the $827.0 million for the first quarter 2012. The decrease in bookings was due to lower new unit bookings reflecting the lumpy nature of the new units segment, in which bookings can be highly variable due to the subjectivity clients exercise in placing large orders. For example, in the first quarter 2012, the Company booked one order that amounted to more than $150 million, whereas in the first quarter 2013, no single order was more than $50 million in size. The $2,863.7 million backlog at the end of March 2013 was 4.3% higher than the $2,746.8 million backlog at the end of March 2012.

Revenues for the first quarter 2013 of $766.4 million increased $104.6 million or 15.8% compared to $661.8 million for the first quarter 2012. The increase in revenues was principally due to higher volume and, to a much lesser extent, higher prices.

Total operating income for the first quarter 2013 was $65.5 million, compared to operating income of $51.7 million for the first quarter 2012. As a percentage of revenues, operating income for the first quarter 2013 of 8.5% compares with 7.8% for the corresponding period in 2012. First quarter 2013 operating income increased compared with the corresponding period in 2012 principally due to higher volume and, to a much lesser extent, price increases. Operating margins improved principally from operating leverage on higher volumes.

New Units Segment

New unit bookings of $268.8 million for the first quarter 2013 were 39.2% lower than the bookings of $442.2 million for the corresponding period in 2012. The backlog at March 31, 2013, of $2,207.7 million was 1.5% higher than the $2,174.3 million backlog at March 31, 2012.

New unit revenues were $443.2 million for the first quarter 2013 compared to $367.7 million for the first quarter 2012, an increase of $75.5 million or 20.5%. The increase in revenues was principally due to higher volume.

New unit operating income of $28.6 million for the first quarter 2013 compares with operating income of $20.2 million for the first quarter 2012. This segment's operating margin was 6.5% for the first quarter 2013, compared to 5.5% for the first quarter 2012. The increase in operating margin was principally from operating leverage on higher volumes, partially offset by a less favorable sales mix.

Aftermarket Parts and Services Segment

Aftermarket bookings of $399.0 million for the first quarter 2013 were 3.7% higher than bookings of $384.8 million for the corresponding period in 2012. The backlog at March 31, 2013, of $656.0 million was 14.6% higher than the $572.5 million backlog at March 31, 2012.

Aftermarket revenues were $323.2 million for the first quarter 2013, compared to $294.1 million for the first quarter 2012, an increase of $29.1 million or 9.9%. The increase in revenues was principally due to volume growth in most geographic regions, especially the Middle East and Latin America and, to a much lesser extent, price increases.

Aftermarket operating income was $66.4 million for the first quarter 2013, compared to $53.3 million for the first quarter 2012. This segment's operating margin was 20.5% for the first quarter 2013, compared to 18.1% for the first quarter 2012. This increase was principally from the benefits of favorable mix and higher prices.

Liquidity and Capital Resources

As of March 31, 2013, cash and cash equivalents totaled $157.0 million and borrowing availability under the $764.1 million revolving credit portion of the Company's senior secured credit facility was $174.6 million, as $172.9 million was used for outstanding letters of credit and $416.6 million of borrowings was outstanding.

In the first quarter 2013, cash used by operating activities was $44.7 million, compared with cash provided by operating activities of $9.9 million for the corresponding period in 2012. In the first quarter 2013, net cash used in investing activities was $31.2 million compared with $55.8 million for the first quarter 2012. Cash used in investing activities in the first quarter 2012 includes $48.8 million related to the acquisition of Synchrony, Inc. Cash provided by financing activities was $110.9 million in the first quarter of 2013, compared to $37.5 million in the first quarter of 2012. As of March 31, 2013, net debt was approximately $966.1 million.

Outlook

The Company reiterates its guidance for 2013 new unit bookings of $1.8 to $2.0 billion. Given the delays in several major projects, the Company continues to believe that as much as two-thirds of these bookings may occur in the second half of the year. The Company also reiterates aftermarket bookings of $1.6 to $1.8 billion and full year 2013 operating income guidance of $450 to $530 million with a continuing bias toward the lower half of the range. New unit segment margins are expected to be approximately 10% and aftermarket segment margins are expected to be in the range of 23% to 25%. The Company expects its full year 2013 interest expense to be approximately $60 million and its effective tax rate to be approximately 32% to 34%.

Conference Call

The Company will discuss its first quarter 2013 results at its conference call on April 26, 2013, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on April 26, 2013, through 11:59 p.m. Eastern Time on May 3, 2013. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 41344279.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following:economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of our information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended March 31,
	2013	2012
	($ in millions, except per share amounts)

Net sales of products	$ 572.0	$ 494.7
Net sales of services	194.4	167.1
Total revenues	766.4	661.8
Cost of products sold	458.2	395.2
Cost of services sold	136.2	121.7
Total cost of sales	594.4	516.9
Gross profit	172.0	144.9
Selling and administrative expenses	96.2	88.7
Research and development expenses	10.3	4.5
Income from operations	65.5	51.7
Interest expense, net	(14.3)	(16.3)
Other (expense) income, net	(1.0)	0.1
Income before income taxes	50.2	35.5
Provision for income taxes	15.8	11.2
Net income	34.4	24.3
Net income attributable to noncontrolling interest	(1.5)	(0.7)
Net income attributable to Dresser-Rand	$ 32.9	$ 23.6
Net income attributable to Dresser-Rand per share
Basic	$ 0.43	$ 0.31
Diluted	$ 0.43	$ 0.31
Weighted average shares outstanding - (in thousands)
Basic	75,798	75,293
Diluted	76,749	76,049

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
(Unaudited)

	Three months ended March 31,
	2013	2012
	($ in millions)
Revenues
New units	$ 443.2	$ 367.7
Aftermarket parts and services	323.2	294.1
Total revenues	$ 766.4	$ 661.8
Gross profit
New units	$ 55.5	$ 46.9
Aftermarket parts and services	116.5	98.0
Total gross profit	$ 172.0	$ 144.9
Income from operations
New units	$ 28.6	$ 20.2
Aftermarket parts and services	66.4	53.3
Unallocable	(29.5)	(21.8)
Total income from operations	$ 65.5	$ 51.7
Bookings
New units	$ 268.8	$ 442.2
Aftermarket parts and services	399.0	384.8
Total bookings	$ 667.8	$ 827.0
Backlog - ending
New units	$ 2,207.7	$ 2,174.3
Aftermarket parts and services	656.0	572.5
Total backlog	$ 2,863.7	$ 2,746.8

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets
Cash and cash equivalents	$ 157.0	$ 122.8
Restricted cash	25.0	17.6
Accounts receivable, less allowance for losses of $8.9 at 2013 and $9.6 at 2012	513.2	565.9
Inventories, net	618.3	552.5
Prepaid expenses and other	79.9	66.7
Deferred income taxes, net	29.5	30.5
Total current assets	1,422.9	1,356.0
Property, plant and equipment, net	464.7	466.9
Goodwill	886.7	911.3
Intangible assets, net	494.7	506.9
Deferred income taxes	13.9	14.9
Other assets	79.3	77.0
Total assets	$ 3,362.2	$ 3,333.0

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 622.6	$ 600.4
Customer advance payments	203.7	282.3
Accrued income taxes payable	37.0	44.4
Current portion of long-term debt	42.0	35.9
Total current liabilities	905.3	963.0
Deferred income taxes	37.1	35.8
Postemployment and other employee benefit liabilities	135.9	142.8
Long-term debt	1,106.1	1,014.9
Other noncurrent liabilities	70.0	81.6
Total liabilities	2,254.4	2,238.1
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and 76,157,587 and 75,675,854 shares issued and outstanding at March 31, 2013, and December 31, 2012, respectively
	0.8	0.8
Additional paid-in capital	142.5	140.5
Retained earnings	1,117.5	1,084.6
Accumulated other comprehensive loss	(157.2)	(134.7)
Total Dresser-Rand stockholders' equity	1,103.6	1,091.2
Noncontrolling interest	4.2	3.7
Total stockholders' equity	1,107.8	1,094.9
Total liabilities and stockholders' equity	$ 3,362.2	$ 3,333.0

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$ 34.4	$ 24.3
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	24.3	20.7
Deferred income taxes	0.2	1.8
Stock-based compensation	10.6	6.8
Excess tax benefits from stock-based compensation	(6.1)	(3.8)
Amortization of debt financing costs	1.0	0.9
Provision for losses on inventory	0.4	0.1
Loss on sale of property, plant and equipment	-	(0.1)
(Gain) loss from equity investments	(0.3)	1.3
Changes in working capital and other, net of acquisitions
Accounts receivable	48.1	75.2
Inventories	(74.3)	(32.4)
Accounts payable and accruals	14.2	(43.0)
Customer advances	(72.6)	(21.3)
Other	(24.6)	(20.6)
Net cash (used in) provided by operating activities	(44.7)	9.9
Cash flows from investing activities
Capital expenditures	(19.9)	(10.0)
Proceeds from sales of property, plant and equipment	-	0.1
Acquisitions, net of cash acquired	-	(48.8)
Other investments	(3.5)	(4.0)
(Increase) decrease in restricted cash balances	(7.8)	6.9
Net cash used in investing activities	(31.2)	(55.8)
Cash flows from financing activities
Proceeds from exercise of stock options	1.1	1.6
Proceeds from borrowings	488.7	147.1
Excess tax benefits from stock-based compensation	6.1	3.8
Repayments of borrowings	(385.0)	(115.0)
Net cash provided by financing activities	110.9	37.5
Effect of exchange rate changes on cash and cash equivalents	(0.8)	3.3
Net increase (decrease) in cash and cash equivalents	34.2	(5.1)
Cash and cash equivalents, beginning of period	122.8	128.2
Cash and cash equivalents, end of period	$ 157.0	$ 123.1

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	March 31,	December 31,
	2013	2012
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 182.0	$ 140.4
Current portion of long-term debt	(42.0)	(35.9)
Long-term debt	(1,106.1)	(1,014.9)
Net debt	$ (966.1)	$ (910.4)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice-President Investor Relations (713) 973-5497